Exhibit 5.1

Madison A. Jones

T: +1 202 728 7087

madison.jones@cooley.com

August 11, 2022

Marker Therapeutics, Inc.

3200 Southwest Freeway

Suite 2500

Houston, TX 77027

Ladies and Gentlemen:

We have represented Marker Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 8,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) issuable pursuant to the Company’s amended 2020 Equity Incentive Plan (the “Amended 2020 Plan”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (iii) the Amended 2020 Plan, and (iv) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the due authorization, execution and delivery of all documents for all persons other than the Company, where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Amended 2020 Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400
t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

August 11, 2022

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Madison Jones
Madison Jones

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com